EXHIBIT 4.22

SHARE PURCHASE AGREEMENT

BETWEEN

UNIINVEST HOLDING AG, IN LIQUIDATION

AND

UNILENS VISION, INC.

Dated as of November 6, 2009

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		134

1.1	DEFINITIONS	134
1.2	INTERPRETATION	136
1.3	CURRENCY	137

ARTICLE 2 SALE AND PURCHASE		137

2.1	SALE AND PURCHASE OF SHARES	137
2.2	PAYMENT OF THE SHARE PURCHASE PRICE	137
2.3	DELIVERY OF THE SHARES	137

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		137

3.1	PURCHASER’S REPRESENTATIONS	137
3.2	VENDOR’S REPRESENTATIONS	138

ARTICLE 4 CONDITIONS AND COVENANTS		139

4.1	CONDITIONS – PURCHASER	139
4.2	CONDITIONS - VENDOR	140
4.3	MUTUAL CONDITIONS	140
4.4	NON-SATISFACTION OF CONDITIONS	141
4.5	CREDITORS’ RIGHT	141
4.6	SPECIAL COMMITTEE DELIBERATIONS; MEETING OF SHAREHOLDERS	141
4.7	FINANCING ARRANGEMENTS	141
4.8	FURTHER ASSURANCES	142

ARTICLE 5 CLOSING		142

5.1	CLOSING	142
5.2	PURCHASER’S DELIVERIES ON CLOSING	142
5.3	VENDOR’S DELIVERIES ON CLOSING	143
5.4	PURCHASER’S ACKNOWLEDGEMENT	143
5.5	EFFECT OF AGREEMENT	143
5.6	TERMINATION OF THIS AGREEMENT	143

ARTICLE 6 GENERAL		144

6.1	NOTICE	144
6.2	TIME	145
6.3	NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES	145
6.4	BENEFIT OF AGREEMENT	145
6.5	ENTIRE AGREEMENT	145
6.6	SEVERABILITY	146
6.7	FEES AND EXPENSES	146
6.8	COMMISSION	146
6.9	GOVERNING LAW	146
6.10	JURISDICTION	146
6.11	WAIVER OF JURY TRIAL	146
6.12	PUBLIC DISCLOSURE	147
6.13	COUNTERPARTS	147

SHARE PURCHASE AGREEMENT

THIS AGREEMENT is made as of the ** day of November, 2009

BETWEEN:

UNIINVEST HOLDING AG, IN LIQUIDATION Zurich, Switzerland, duly represented by its bankruptcy administrator, Dr. iur. Roger Giroud, Attorney at Law, Giroud & Anderes, Attorneys at Law, Seefeldstrasse 116, 8034 Zurich

(hereinafter referred to as the “Vendor”)

AND:

UNILENS VISION, INC., a British Columbia corporation duly represented by its President and Chief Executive Officer, Michael J. Pecora, 10431 72nd Avenue North, Largo, Florida 33777

(hereinafter referred to as the “Purchaser”)

WHEREAS:

A. The Vendor is the legal and beneficial owner of 2,188,861 common shares of the Purchaser (the “Shares”).

B. The Vendor is in bankruptcy liquidation under the Swiss Federal Statute on Debt Enforcement and Bankruptcy and has the power and authority to sell the Shares.

C. The Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendor all of the Vendor’s legal and beneficial interest in the Shares on the terms and conditions as hereinafter set forth.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual representations, warranties, agreements and covenants herein contained (the receipt and adequacy of such consideration is hereby mutually admitted by each party), the parties hereby covenant and agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement the following words and phrases shall have the meanings set forth after each:

“Business Day” means any day except Saturday or Sunday or any statutory holiday in the Province of British Columbia, the State of Florida or Zurich, Switzerland;

“Closing” means the successful completion of the transactions contemplated by this Agreement;

“Closing Date” means the Business Day that is five Business Days after expiry of the Creditors’ Right with no higher offer being made by any creditor of the Vendor;

“Closing Time” means 8:00 a.m. (Vancouver time) on the Closing Date or as otherwise agreed to by the parties;

“Commitment Letter” means the letter of Regions Bank, Tampa, Florida, dated July 3, 2009, a copy of which has previously been provided by the Purchaser to the Vendor;

“Creditors’ Committee” means the committee of the creditors of the Vendor as established under Article 237 of the Swiss Federal Statute on Debt Enforcement and Bankruptcy;

“Creditors’ Committee Approval” means the final approval of the Creditors’ Committee to the sale of the Shares as contemplated by this Agreement;

“Creditors’ Right” means the right of any creditor of the Vendor to make a higher bid for the Shares as provided in article 256 paragraph 3 of the Swiss Federal Statute on Debt Enforcement and Bankruptcy;

“Majority of the Minority Shareholders” means the holders of a simple majority of the Purchaser’s common shares that are present in person or by proxy at a special meeting of the Purchaser’s shareholders, excluding (i) the Shares and (ii) any of the Purchaser’s common shares held by the Vendor’s officers, directors and control persons who are also insiders of the Purchaser, and their affiliates, and any other parties whose votes may not be counted for purposes of obtaining minority shareholder approval in accordance with Policy 5.9 of the TSX Venture Exchange Corporate Finance Manual and Multilateral Instrument 61-101–Protection of Minority Security Holders in Special Transactions;

“Minority Approval” means the affirmative vote of a Majority of the Minority Shareholders approving this Agreement and the transactions contemplated hereby at a special meeting of the Purchaser’s shareholders duly called and held for the purpose of considering the approval of this Agreement and the transactions contemplated hereby;

“Person” includes an individual, corporation, body corporate, limited liability company, partnership, joint venture, association, trust or unincorporated organization or any trustee, executor, administrator or other legal representative thereof;

“Share Purchase Price” means $3.15 per Share, for a total Share Purchase Price of $6,894,912.15.

“Shares” has the meaning ascribed to it in Recital A;

“Special Committee” the Special Committee of the Board of Directors of the Purchaser established to consider this Agreement and the transactions contemplated hereby.

“Vendor’s Counsel” means Farris, Vaughan, Wills & Murphy LLP.

1.2	Interpretation

For the purposes of this Agreement, except as otherwise expressly provided herein:

(a)	“this Agreement” means this Agreement, as it may from time to time be supplemented or amended and in effect;

(b)	a reference to a Part is to part of this Agreement and the symbol § followed by a number or some combination of numbers and letters refers to the section, subsection, paragraph, subparagraph, clause or sub clause of this Agreement so designated;

(c)	the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph, subparagraph or other subdivision, unless otherwise specifically indicated;

(d)	the singular of any term includes the plural and vice versa and the use of any term is equally applicable to any gender and where applicable, a body corporate;

(e)	the word “or” is not exclusive and the word “including” is not limiting (whether or not non-limiting language such as “without limitation” or “but not limited to” or other words of similar import is used with reference thereto);

(f)	except as otherwise provided, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which have the effect of supplementing or superseding such statute or such regulations;

(g)	where the phrase “to the best of the knowledge of” or phrases of similar import are used in this Agreement, it shall mean that the Person or Persons in respect of whom the phrase is stating same to such Person’s actual knowledge, without having to undertake an independent investigation, unless it is stated to have been made after reasonable due inquiry;

(h)	the headings to the sections and subsections of this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(i)	any reference to an entity includes and is also a reference to any entity that is a successor to such entity; and

(j)	the language in all parts of this Agreement shall in all cases be construed as a whole and neither strictly for nor strictly against any of the parties.

1.3	Currency

All dollar amounts specified in this Agreement are in U.S. dollars unless specified otherwise.

ARTICLE 2

SALE AND PURCHASE

2.1	Sale and Purchase of Shares

Subject to the terms and conditions hereof, the Vendor shall sell to the Purchaser, and the Purchaser shall purchase, the Shares at the Closing Time on the Closing Date.

2.2	Payment of the Share Purchase Price

At the Closing Time, the Purchaser shall pay the total Share Purchase Price to the Vendor by wire transfer to an account designated by the Vendor. The Vendor shall provide the Purchaser with notice in writing of the Vendor’s wire transfer instructions a reasonable time prior to the Closing Date.

2.3	Delivery of the Shares

At the Closing Time, the Vendor shall deliver the share certificates(s) for the Shares with one or more duly endorsed share transfer powers or stock powers of attorney to the Purchaser.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1	Purchaser’s Representations

The Purchaser represents and warrants to the Vendor as follows:

(a)	the Purchaser is a corporation duly incorporated under the laws of British Columbia;

(b)	the Purchaser has all necessary corporate power, authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder and, after the Minority Approval is obtained, the consummation of the transactions contemplated herein shall have been duly authorized by all necessary corporate action on the part of the Purchaser;

(c)	the Purchaser is not a party to, bound or affected by or subject to any indenture, agreement, instrument, charter or bylaw provision, law, regulation, order, judgment or decree which would be violated, contravened or breached by the signing and delivery by it of this Agreement or the performance by it of any of the terms contained herein;

(d)	there is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or, to the best of the Purchaser’s knowledge, threatened against or relating to the Purchaser or any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator which, in any case, might adversely affect the ability of the Purchaser to enter into this Agreement or to consummate the transactions contemplated therein;

(e)	this Agreement and all other documents contemplated hereunder to which the Purchaser is (or will be) a party to in order to complete the transactions contemplated herein have been (or will be) duly and validly signed and delivered by the Purchaser and constitute (or will constitute) legal, valid and binding obligations of the Purchaser enforceable in accordance with the terms hereof or thereof; and

(f)	pursuant to the Commitment Letter, Regions Bank has committed to provide financing to the Purchaser for the purchase of the Shares, subject to the various covenants and conditions set forth therein. To the best of the knowledge of the Purchaser, there is currently no reason to believe that it will be unable to comply with such covenants or to fulfill such conditions, and the Purchaser has received no notice or indication from Regions Bank to the effect that the Commitment Letter may be terminated or rescinded or that the commitment may not be fulfilled.

3.2	Vendor’s Representations

The Vendor represents and warrants to the Purchaser as follows:

(a)	the Vendor is a corporation duly incorporated and validly existing under the laws of Switzerland but is in bankruptcy proceedings with a view to dissolution, under the Swiss Federal Statute on Debt Enforcement and Bankruptcy;

(b)	subject to receiving the Creditors’ Committee Approval and subject to the Creditors’ Right, the Vendor has all requisite power and authority to sign this Agreement and to complete the transactions contemplated herein. The signing and delivery by the Vendor of this Agreement and the consummation of the transactions contemplated herein by the Vendor has been duly authorized by all necessary action on the part of the Vendor. Subject to receiving the Creditors’ Committee Approval and subject to the Creditors’ Right, the Vendor has duly signed this Agreement, and this Agreement and all other documents contemplated hereunder to which the Vendor will be a party to complete the transactions contemplated herein, have and will constitute legal, valid and binding obligations of the Vendor, enforceable against the Vendor in accordance with the terms hereof or thereof.

(c)	the Vendor is the sole registered and beneficial owner of the Shares, with good title thereto, and, other than the Creditors Right and the rights of the Purchaser hereunder, the Shares are, and will be transferred to the Purchaser, free and clear of all options, rights, claims, charges, liens, security interests or other encumbrances of any nature. The Shares are not subject to any voting trust, voting agreement or shareholder agreement. The Vendor has the exclusive right to dispose of the Shares and, other than the Creditors’ Committee Approval, no consent, waiver, authorization or license of, or any filing with or notice to, any third party is required for the transfer of the Shares to the Purchaser;

(d)	the Vendor is not a party to, and the Vendor and the Shares are not bound or affected by or subject to, any indenture, agreement, instrument, charter or bylaw provision, law, regulation, order, judgment or decree which would be violated, contravened or breached by the signing and delivery by it of this Agreement or the performance by it of any of the terms contained herein subject to compliance with the Creditors’ Right;

(e)	there is no suit, action, litigation, arbitration proceeding or governmental proceeding, including appeals and applications for review, in progress, pending or, to the best of the Vendor’s knowledge, threatened against or relating to the Vendor or any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator which, in any case, will adversely affect the ability of the Vendor to enter into this Agreement or to consummate the transactions contemplated herein; and

(f)	the Vendor is a non-resident of Canada for the purposes of the Income Tax Act (Canada) and a resident of Switzerland for purposes of the Canada-Switzerland Income Tax Convention.

ARTICLE 4

CONDITIONS AND COVENANTS

4.1	Conditions – Purchaser

The obligation of the Purchaser to complete the transactions contemplated by this Agreement is subject to the following conditions being fulfilled or performed at or prior to the Closing Time:

(a)	all representations and warranties of the Vendor contained in this Agreement shall be true and correct as of the Closing Date in all material respects with the same effect as though made on and as of that date;

(b)	the Vendor shall have performed each of its obligations under this Agreement to the extent required to be performed on or before the Closing Date;

(c)	no action or proceedings shall be pending or threatened, and no temporary restraining order, preliminary or permanent injunction or other order shall have issued by any court of competent jurisdiction, to restrain or prohibit the completion of the transactions contemplated by this Agreement;

(d)	the Special Committee shall have approved this Agreement and the transactions contemplated hereby and shall have obtained an opinion of an investment banking firm to the effect that the consideration to be received by the Vendor pursuant to this Agreement is fair from a financial point of view to the minority shareholders of the Purchaser; and

(e)	the Board of Directors of Purchaser shall have received the resignation of the Vendor’s nominee thereto.

The foregoing conditions are for the exclusive benefit of the Purchaser. Any condition may be waived by the Purchaser in whole or in part. Any such waiver shall be binding on the Purchaser only if made in writing.

4.2	Conditions – Vendor

The obligation of the Vendor to complete the transactions contemplated by this Agreement, is subject to the following conditions being fulfilled or performed at or prior to the Closing Time:

(a)	all representations and warranties of the Purchaser contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made on and as of that date;

(b)	the Purchaser shall have performed each of its obligations under this Agreement to the extent required to be performed on or before the Closing Date;

(c)	no action or proceedings shall be pending or threatened, and no temporary restraining order, preliminary or permanent injunction or other order shall have issued by any court of competent jurisdiction, to restrain or prohibit the completion of the transactions contemplated by this Agreement; and

(d)	the Vendor shall not have lost possession or control of the Shares or any of them as a result of any order of a court of competent jurisdiction or pursuant to the exercise of the Creditors’ Right.

The foregoing conditions are for the exclusive benefit of the Vendor. Any condition may be waived by the Vendor in whole or in part. Any such waiver shall be binding on the Vendor only if made in writing.

4.3	Mutual Conditions

The obligations of the Vendor and the Purchaser to complete the transactions contemplated by this Agreement are subject to the conditions that:

(a)	the Creditors’ Committee Approval shall have been obtained;

(b)	as at the Closing Date, the Creditors’ Committee Approval shall not have been stayed, varied or vacated, and no order shall have been issued which restrains or prohibits the completion of the transactions contemplated by this Agreement;

(c)	the Minority Approval shall have been obtained; and

(d)	no creditor of the Vendor shall have legally and validly exercised the Creditors’ Right.

The parties hereto acknowledge that the foregoing conditions are for the mutual benefit of the Vendor and the Purchaser and may not be waived.

4.4	Non-Satisfaction of Conditions

If any condition set out in §§ 4.1, 4.2 or 4.3 is not satisfied or performed prior to the time specified therefor, the party for whose benefit the condition is inserted may:

(a)	waive compliance with the condition in whole or in part in its sole discretion by written notice to the other party and without prejudice to any of its rights of termination in the event of non-fulfillment of any other condition in whole or in part; or

(b)	the parties will endeavour to negotiate in good faith for a reasonable period not to exceed 30 days to determine how to complete the transaction contemplated by this Agreement and give effect to the intent of this Agreement despite the condition that has not been satisfied; and

(c)	the provisions of § 5.6 shall apply.

4.5	Creditors’ Right

Forthwith after the Purchaser has obtained the Minority Approval, the bankruptcy administrator of the Purchaser shall give notice to its creditors as required under the Swiss Federal Statute on Debt Enforcement and Bankruptcy entitling them to offer to purchase the Shares for a price higher than the Share Purchase Price, which notice will be open for acceptance for a period of 30 days (although the notice itself will provide creditors with 20 days to accept). The bankruptcy administrator of the Purchaser shall prepare such notice and any related materials prior to the date of the special meeting of the holders of Purchaser’s common shares contemplated by this Agreement, so that they are ready for distribution forthwith after the Purchaser has obtained the Minority Approval.

4.6	Special Committee Deliberations; Meeting of Shareholders

Purchaser shall cause the Special Committee, as promptly as is practicable to (i) retain an investment banking firm to render a fairness opinion as described in § 4.1(e), (ii) meet and consider the approval of this Agreement and the transactions contemplated hereby and (iii) recommend such approval to its Board of Directors. Purchaser shall cause the Board of Directors to approve this Agreement and the transactions contemplated hereby, to call a special meeting of the holders of Purchaser’s common shares and to approve the related proxy solicitation materials. Promptly after the execution of this Agreement, and in any event on or before November 30, 2009, the Purchaser shall call a special meeting of the holders of its common shares to approve the transactions contemplated hereby and to be held as promptly as practicable for the purpose of considering and approving this Agreement, and Purchaser shall use its reasonable best efforts to complete and furnish to its shareholders a notice of special meeting and appropriate proxy solicitation materials that conform in all material respects to applicable law and to solicit the votes required for the Minority Approval.

4.7	Financing Arrangements

The Purchaser shall use its reasonable best efforts to complete the financing contemplated by the Commitment Letter as promptly as is practicable so that it has adequate funds on hand to perform its obligations under this Agreement on a timely basis.

4.8	Further Assurances

Subject to the terms and conditions of this Agreement, each party agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable (a) to satisfy (or cause the satisfaction of) the conditions set out in this Article 4 to the extent the same is within its control and to consummate and make effective as promptly as is practicable the transactions contemplated herein and (b) for the discharge by each party of its respective obligations under this Agreement, including its obligations under applicable laws, in each case including the execution and delivery of such documents as the other party may reasonably require. Each of the parties, where appropriate, shall reasonably cooperate with the other party in taking such actions.

ARTICLE 5

CLOSING

5.1	Closing

The completion of the transactions contemplated by this Agreement shall take place at the offices of Farris, Vaughan, Wills & Murphy LLP, 25th Floor, 700 West Georgia Street, Vancouver, British Columbia, at the Closing Time on the Closing Date or as otherwise determined by mutual agreement of the parties in writing. All documents to be delivered at Closing shall be held in escrow and will not be released until confirmation from the Vendor’s bank that it has received the Share Purchase Price as contemplated in § 2.2.

5.2	Purchaser’s Deliveries on Closing

At or before the Closing Time, the Purchaser shall provide, or sign and deliver, to the Vendor the following, each of which shall be in form and substance satisfactory to the Vendor, acting reasonably:

(a)	payment of the Share Purchase Price in accordance with §§ 2.2 and 4.9, which shall be evidenced by a confirmation from the Vendor’s bank that it has received the Share Purchase Price;

(b)	an acknowledgement of the Purchaser, signed by a senior officer of the Purchaser, dated the Closing Date, confirming that all of the representations and warranties of the Purchaser contained in this Agreement are true and correct as of the Closing Date, with the same effect as though made on and as of the Closing Date;

(c)	an acknowledgement of the Purchaser signed by a senior officer of the Purchaser dated the Closing Date, that each of the conditions precedent in § 4.1 and 4.3 (to its knowledge) of this Agreement has been fulfilled, performed or waived as of the Closing Date; and

(d)	such further and other documentation as is referred to in this Agreement or as the Vendor may reasonably require to give effect to this Agreement.

5.3	Vendor’s Deliveries on Closing

At or before the Time of Closing, the Vendor shall sign and deliver to the Purchaser the following, each of which shall be in form and substance satisfactory to the Purchaser, acting reasonably:

(a)	one or more stock certificates evidencing all of the Shares, together with one or more related share transfer powers or stock power of attorney duly endorsed in blank on behalf of the Vendor.

(b)	a copy of the Creditors’ Committee Approval certified by the bankruptcy administrator of the Vendor;

(c)	an acknowledgement of the Vendor, signed by the bankruptcy administrator of the Vendor, dated the Closing Date, confirming that all of the representations and warranties of the Vendor contained in this Agreement are true and correct as of the Closing Date, with the same effect as though made on and as of the Closing Date; and

(d)	an acknowledgement of the Vendor, signed by the bankruptcy administrator of the Vendor, dated the Closing Date, that each of the conditions precedent in § 4.2 and 4.3 of this Agreement has been fulfilled, performed or waived as of the Closing Date.

5.4	Purchaser’s Acknowledgement

The Purchaser acknowledges and confirms its understanding that the Vendor is selling the right, title and interest of the Vendor in and to the Shares pursuant to the Vendor’s powers and as authorized under the laws of Switzerland.

5.5	Effect of Agreement

(a)	Upon signing of this Agreement by the Purchaser and delivery to the Vendor or its agent of this Agreement, this Agreement shall be an irrevocable bona fide offer of the Purchaser, open for acceptance and signing by the Vendor up to 5:00 p.m. (Vancouver time) on the fifth day following such delivery.

(b)	Upon signing of this Agreement by the Vendor this Agreement shall be a legal and binding obligation of both the Vendor and the Purchaser, subject only to the conditions as set forth herein.

5.6	Termination of this Agreement

This Agreement may be terminated at any time prior to the Closing Date:

(a)	by the mutual consent of the Purchaser and the Vendor;

(b)	by the Vendor, if the Purchaser fails to hold a special meeting of its shareholders to consider the approval of this Agreement and the transactions contemplated hereby on or before December 31, 2009;

(c)	by the Purchaser, if there has been a material breach by the Vendor of any of its representations, warranties, covenants or other agreements set forth herein, which breach is not curable, or if curable, is not cured within 10 days after notice of such breach is given by the Purchaser to the Vendor;

(d)	by the Purchaser, if any of the conditions set forth in § 4.1 and 4.3 are incapable of being met;

(e)	by the Vendor, if there has been a material breach by the Purchaser of any of its representations, warranties, covenants or other agreements set forth herein, which breach is not curable, or if curable, is not cured within 10 days after notice of such breach is given by the Vendor to the Purchaser; or

(f)	by the Vendor, if any of the conditions set forth in § 4.2 and 4.3 are incapable of being met.

Upon any termination of this Agreement pursuant to this § 5.6, this Agreement shall be void and shall have no further force or effect, and the Vendor and the Purchaser and all of their respective officers, directors, employees, agents, administrators, affiliates, consultants, investment bankers, attorneys, advisors and other representatives shall be relieved of any further liability with respect to this Agreement and the transactions contemplated hereby; provided, however, that any such termination shall not affect the liability of either party to the other for the breach of any provision of this Agreement. In addition, if the Vendor fails to perform its obligations at the Closing for a reason other than the failure of any of the conditions set forth in § 4.2 and 4.3 or the breach of this Agreement by the Purchaser, the Vendor shall pay the Purchaser up to $500,000, as reimbursement for all of its costs associated with this transaction, including legal, accounting, investment banking, proxy solicitation, travel, printing and mailing costs related to the preparation and negotiation of this Agreement and the special meeting of shareholders called to consider this Agreement. If the Purchaser fails to perform its obligations at the Closing for a reason other than the failure of any of the conditions set forth in § 4.1 or 4.3, or the breach of this Agreement by the Vendor, the Purchaser shall pay the Vendor up to $500,000, as reimbursement for all of its costs and expenses incurred by the Vendor with respect to these transactions, including all legal fees and fees and costs and expenses of its bankruptcy administration related thereto.

ARTICLE 6

GENERAL

6.1	Notice

Any notice or other communication under this Agreement shall be in writing and may be delivered personally or transmitted by fax or e mail, addressed as follows:

(a)	in the case of the Purchaser:		with a copy to:

	Unilens Corp. USA		Laurence S. Markowitz, Esq.
	10431 72nd Street North		Baker & Hostetler LLP
	Largo, FL 34647-1511		45 Rockefeller Plaza
	Attention:	Mr. Michael E. Pecora	New York, New York 10111
	Facsimile:	(727) 545-1883	Facsimile:	(212) 589-4201
	E mail: michael.pecora@unilens.com		E mail: lmarkowitz@bakerlaw.com

(b) in the case of the Vendor:		with a copy to:

Uniinvest Holding AG, in Liquidation		Elizabeth J. Harrison, Q.C.
Giroud & Anderes, Attorneys at Law		Farris, Vaughan, Wills & Murphy LLP
Rechtsanwälte		25th Floor, 700 West Georgia Street
Seefeldstrasse 116		Vancouver, British Columbia
CH-8034 Zürich		Canada V7Y 1B3
Switzerland		Facsimile:	604-661-9349
Attention:	Dr. Roger Giroud	E mail: eharrison@farris.com
Bankruptcy Administrator
Facsimile:	011 41 44 387 84 80
E mail:	roger.giroud@gampa.ch

Any such notice or other communication, if given by personal delivery, will be deemed to have been received on the day of actual delivery thereof and, if transmitted by fax or e mail before 8:00 a.m. (Vancouver time) on a Business Day, will be deemed to have been given and received on that Business Day, and if transmitted by fax after 8:00 a.m. (Vancouver time) on a Business Day, will be deemed to have been given and received on the Business Day after the date of the transmission. Any notice given by the Vendor’s Counsel or any agent of the Vendor on its behalf shall be deemed to be a notice given by the Vendor.

6.2	Time

Time shall, in all respects, be of the essence hereof, provided that the time for doing or completing any matter provided for herein may be extended or abridged by an agreement in writing signed by the Vendor and the Purchaser or by their respective solicitors.

6.3	Non-Survival of Representations and Warranties

The representations and warranties of the parties hereto contained in this Agreement shall merge on Closing and shall not survive Closing; provided, however, that the Vendor’s representation and warranty set forth in § 3.2(c) shall survive the Closing.

6.4	Benefit of Agreement

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors. The Purchaser shall not assign the benefit of this Agreement without the prior written consent of the Vendor, which consent may be unreasonably withheld and further provided that the Vendor consents to the assignment by the Purchaser of the Purchaser’s benefits under this Agreement to a wholly-owned subsidiary of the Purchaser to be incorporated provided that the Purchaser shall guarantee the obligations of that subsidiary to the Vendor.

6.5	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter and supersedes all prior negotiations and understandings. This Agreement may not be amended or modified in any respect except by a written instrument signed by both of the parties.

6.6	Severability

If any provision of this Agreement or any document delivered in connection with this Agreement is partially or completely invalid or unenforceable, the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, all of which shall be construed and enforced as if that invalid or unenforceable provision were omitted. The invalidity or unenforceability of any provision in one jurisdiction shall not affect such provisions validity or enforceability in any other jurisdiction.

6.7	Fees and Expenses

Whether or not the transactions contemplated herein are consummated, all expenses, including all legal, accounting, financial advisory, consulting and other fees, incurred in connection with the negotiation or effectuation of this Agreement or consummation of such transactions, shall be the obligation of the respective party incurring such expenses.

6.8	Commission

Each party acknowledges that there are no agent or broker fees or other commissions payable by the Vendor on the Share Purchase Price as a result of any action of such party or otherwise in connection with the transactions contemplated herein, and each party agrees to indemnify the other party against any claim for compensation or commission by any third party or agent retained by such party in connection with, or in contemplation of, the transactions contemplated herein.

6.9	Governing Law

This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland (excluding Swiss Private International Law and International Treaties such as the Vienna Convention on the International Sale of Goods).

6.10	Jurisdiction

All disputes arising out of or in connection with this Agreement or the transaction contemplated hereby shall be submitted to the exclusive jurisdiction of the Commercial Court of the Canton of Zurich with reserves of appeals to the Swiss Federal Supreme Court. Each party to this Agreement waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding, and submits to the jurisdiction of such court in any suit, action or proceeding.

6.11	Waiver of Jury Trial

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

6.12	Public Disclosure

Subject to any disclosure obligations of either party under applicable law, neither party shall disclose or publicize this Agreement or the transaction contemplated hereby without the prior approval of the other, which approval will not be unreasonably withheld or delayed. In this regard, the Purchaser shall issue a press release with regard to this Agreement promptly after execution of this Agreement. The Purchaser acknowledges that details of the transactions contemplated hereby will be provided to creditors of the Vendor as part of the Creditors’ Right and that this Agreement will be available for review by any creditors of the Vendor.

6.13	Counterparts

This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreemeTransmission by facsimile of an signed counterpart of this Agreement shall be deemed to constitute due and sufficient delivery of such counterpart.

IN WITNESS WHEREOF, the parties have signed this Agreement.

UNIINVEST HOLDING AG,		UNILENS VISION, INC.
IN LIQUIDATION by its Bankruptcy Administrator

Per:	/s/ R. Giroud	Per:	/s/ Michael J. Pecora
MICHAEL J. PECORA
President and CEO